Exhibit 99.2

Inergy Announces Executive Promotions and Organizational Changes

Kansas City, MO (September 4, 2007) – Inergy, L.P. (Nasdaq:NRGY) today announced a series of promotions and organizational changes within the partnership.

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Phillip L. Elbert has been promoted to President and Chief Operating Officer of Inergy Propane. Mr. Elbert will continue to oversee all propane operations of the partnership, including retail, wholesale, and supply and transportation; and he will also have added responsibility for Inergy’s West Coast natural gas liquids operation near Bakersfield, CA.

•	R. Brooks Sherman, Jr., Chief Financial Officer, has been elevated to Executive Vice President. Mr. Sherman has helped lead Inergy through significant growth and capital markets activity.

“Phil and Brooks have been outstanding leaders contributing significantly to our exponential growth and success,” said John Sherman, President and CEO of Inergy. “These promotions express my confidence in their capabilities.”

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William R. Moler has been promoted to Senior Vice President – Natural Gas Midstream Operations. Mr. Moler has been key to the successful development of Inergy’s natural gas storage platform; and with this promotion, Moler will oversee all natural gas midstream operations for Inergy.

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David G. Dehaemers will leave his position leading Corporate Development to pursue other non-business related interests. Mr. Dehaemers continues to own a significant stake in Inergy Holdings, L.P. and will remain an advisor to John Sherman.

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Andrew L. Atterbury has been named Senior Vice President – Corporate Development. He will oversee all of Inergy’s corporate development activities, with a primary focus on larger-scale strategic opportunities.

Messrs. Elbert, Sherman, Moler, and Atterbury will report to John Sherman, President and CEO of Inergy.

“David has made a meaningful contribution to Inergy’s development during his tenure here, and I wish him well as he pursues other interests. Andy and Bill are highly capable individuals and have been key contributors to our success,” said John Sherman. “More importantly, our entire management team is capable of much more as we continue the execution of our growth strategy.”

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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